EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of July 1, 2002, by and between Colley Corporation, (hereinafter “Colley”) and Carol A. Meinhardt (hereinafter “Meinhardt”).

WITNESSETH:

WHEREAS, Colley is a well established operator of games and entertainment web sites:

WHEREAS, Meinhardt has significant management and business development experience; and

WHEREAS, Colley desires to employ Meinhardt, and Meinhardt desires to accept such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.

Employment and Term.  Colley hereby employs Meinhardt as Executive Vice President and COO, and Meinhardt hereby accepts said employment by Colley, for a period of three years from the date of this Contract.  Meinhardt agrees to devote her time, attention, skill, and best efforts to the performance of her duties as Executive Vice President and COO of Colley.

2.

Compensation.

a.

For all services rendered and to be rendered by Meinhardt in her capacity hereunder, Colley agrees to pay Meinhardt an annual salary of $150,000 per year.

b.

Meinhardt shall be provided the use of an automobile leased by

Colley.  Colley shall reimburse Meinhardt for any gas mileage resulting from Meinhardt’s performance of work for Colley at the applicable rate then allowed by the Internal Revenue Service.  Colley will also be responsible for any maintenance performed on the automobile.  In the event this Agreement is terminated, for any reason, or by any part, Meinhardt shall immediately return possession of the automobile to Colley.  In such event, Meinhardt will be responsible for any damage to the automobile to Colley.  In such event, Meinhardt will be responsible for any damage to the automobile, reasonable wear and tear excepted.

c.

Meinhardt shall be eligible to participate in all medical and dental insurance benefit plans maintained by Colley.

d.

Meinhardt shall be eligible to participate in Colley’s Long Term

Disability Plan.

e.

Colley shall provide Meinhardt with Long Term Retirement Care

Insurance.

f.

Meinhardt shall be eligible to receive a bonus, up to a maximum of

50% of the base salary provided for in paragraph 2(a) above, upon meeting goals and objectives established by Colley’s Board of Directors.

3.

Duties.

  As part of her employment, Meinhardt agrees to perform any and all duties reasonably requested and delegated to her by Colley, the President of Colley or the Board of Directors.  Meinhardt shall perform generally all of the duties incident to the office of Executive Vice President and COO as required or authorized by law.

4.

Termination.

a.

This Agreement and Meinhardt’s employment hereunder may be

terminated by the Colley at any time with Cause (as hereinafter defined) on 30 days prior written notice.

b.

This Agreement and Meinhardt’s employment hereunder may be

terminated by Meinhardt on 30 days prior written notice upon the occurrence of any one of the following events:   (1) the failure of Colley to elect or reelect or to appoint or reappoint Meinhardt to the office of Executive Vice President and COO; (2) a material change by Colley in Meinhardt’s functions, duties, or responsibilities which change would cause Meinhardt’s position with Colley to become of less dignity, responsibility or scope from the position and responsibilities described in Section 3 hereof; (3) the liquidation or dissolution, or consolidation, merger or other business combination (including assumption of control by a shareholder or consortium of shareholders) of Colley, or transfer of all or substantially all of its assets, unless any such consolidation, merger or other business combination does not adversely affect Meinhardt’s position or the dignity or responsibilities of Meinhardt, in Meinhardt’s judgment; and (4) any material breach of this Agreement by Colley.

c.

Effect of Termination.  Upon termination of this Agreement

neither party shall have any further obligation to the other party, except as provided in Section 4(d) below and under the provisions of any outstanding stock options held by Meinhardt at the time of termination, and except that the provisions of Section 5, if applicable, shall survive termination of the Agreement.

d.

Payments to Meinhardt on Termination.

(i)

In the event that this Agreement is terminated by Colley without Cause or Meinhardt terminates this Agreement pursuant to Section 4(b), Colley shall pay in a lump sum on the date of termination severance compensation to Meinhardt in the amount derived by multiplying the factor 2.99 by the sum of Meinhardt’s salary and bonus paid in the 12 month period ending on the date of such termination.

(ii)

In the event this Agreement expires and Meinhardt

is not rehired in the same position under the terms and conditions of a new executive employment agreement acceptable to Meinhardt and Colley superseding this Agreement, Colley shall pay in a lump sum on the date of termination severance compensation to Meinhardt in an amount equal to the sum of Meinhardt’s salary and bonus paid in the 12 month period ending on the date of such termination.

(iii)

In the event Meinhardt dies or becomes disabled (as

hreinafter defined) during the term hereof, Colley shall pay severance compensation to Meinhardt, or her estate, as the case may be, in the amount derived by multiplying the factor 2.99 by the sum of Meinhardt’s salary and bonus paid in the year prior to the year in which the death or disability occurs, reduced to a lesser amount determined by multiplying said amount by a fraction, the numerator of which is the number of whole or partial months remaining from the date of death or disability, as the case may be, to June 30, 2005, and the denominator is 36; provided, however, that such severance compensation shall in no event be less that Meinhardt’s salary and bonus paid in the year prior to the year in which Meinhardt dies or becomes disabled.  Such severance compensation shall be paid in a lump sum as soon as practicable following the date of death or disability.

(iv)

In addition to the severance payment provided in

Subparagraphs (i), (ii), or (iii) above, Meinhardt’s participation in Colley-sponsored medical and dental insurance benefit plans shall be continued at Colley expense for a maximum period of eighteen months so long as Meinhardt is alive and is not elsewhere earlier employed.

e.

Definitions.  For the purposes of this Agreement:

(i)

Cause shall mean acts of moral turpitude, and the

willful repeated or habitual neglect of Meinhardt’s obligations under this Agreement, the misuse of corporate funds, the failure to manage the business of Colley in accordance with normal business practices, or the material breach of this Agreement.

(ii)

Disabled shall mean the physical or mental inability

of Meinhardt to perform her duties hereunder for a period of three consecutive months as determined by an independent physician chosen by Colley and approved by Meinhardt.

5.

Non-Compete Clause.  For a period of twelve (12) months from the termination of Meinhardt’s employment (whether such termination be with or without cause or by voluntary quit), Meinhardt shall not, either for herself or on behalf of any person, firm or corporation, directly or indirectly, own, manage, engage in, operate joint control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner whatsoever with any business which is competitive with the business of Colley within any of the territory or with respect to any of the accounts with which Colley has done business during the twelve (12) months prior to Meinhardt’s termination of her employment with Colley.  This covenant on the part of Meinhardt shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Meinhardt against Colley, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Colley of this covenant.

6.

Equitable Relief.  It is agreed that money damages do not provide adequate relief for Meinhardt’s violations hereunder and that, therefore, Colley shall have the right, in addition to other cumulative remedies that may be lawfully available, to an immediate injunction or restraining order, within the discretion of the court, to halt violations hereunder.

7.

Vacation.  Meinhardt shall be entitled to four weeks of paid vacation per calendar year.

8.

Applicable Law.  This Agreement, having been executed in the State of Ohio, shall be governed in all respects by the laws of the State of Ohio, and shall be binding upon each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of each party, its successors, assigns, heirs and legal representatives.

9.

Miscellaneous.

a.

This Employment Agreement supersedes and completely replaces any and all previous agreements or understandings between the parties.

b.

No amendment or modification of this Employment Agreement

shall be deemed effective, unless and until executed in writing by the parties hereto with the same formality attending the execution of this Employment Agreement.

c.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects, as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date above mentions.

WITNESSES:

COLLEY CORPORATION:

/s/ Susan Craner

By:  /s/ Roger W. Ach, II

       Roger W. Ach, II, President

/s/ Regina Pugh

       /s/ Carol A. Meinhardt

       Carol A. Meinhardt